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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check his box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    FREEMAN            RICHARD               P.
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    (Last)             (First)             (Middle)

    5210 WILLIAMS CIRCLE, STE 200
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    (Street)

    TUCSON,         AZ            85711
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    WAVETECH INTERNATIONAL, INC. (ITEL)
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Statement for Month/Year

    04/99
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person to Issuer(check all applicable)

   [X]   Director                    [ ]   10% Owner
   [ ]   Other (specify below)       [X]   Officer (give title below)

         VICE-PRESIDENT, INVESTOR RELATIONS, PRODUCT DEVELOPMENT
--------------------------------------------------------------------------------

TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
================================================================================================================
1. Title of Security  2. Trans-  3. Trans-    4. Securities Acquired (A) 5. Amount of   6. Owner-   7. Nature
  (Instr. 3)             action     action       or Disposed of (D)        Securities      ship        of In-
                         Date       Code         (Instr. 3, 4 and 5)      Beneficially     Form:       direct
                        (Month/   (Instr. 8)                                Owned at       Direct      Bene-
                          Day                                                End of        (D) or      ficial
                         Year)                                               Month         Indirect    Owner-
                                                        (A) or          (Instr. 3 and 4)   (I)         ship
                                 Code   V      Amount   (D)     Price                     (Instr. 4)  (Instr. 4)
----------------------------------------------------------------------------------------------------------------

Common Stock          4/13/99    S            1200      D       2.56     200,094        D
----------------------------------------------------------------------------------------------------------------
Common Stock          4/13/99    S            2000      D       2.50     198,094        D
----------------------------------------------------------------------------------------------------------------
Common Stock          4/13/99    S            2001      D       2.31     196,093(1)     D
----------------------------------------------------------------------------------------------------------------
================================================================================================================

(1) Total amount includes 163,947 shares held directly by Mr. Freeman and 33,333 options to purchase common shares. All share amounts on this Form 4 reflect the one-for-six reverse stock split which was effective December 18, 1998.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

==============================================================================================================
1.  Title of Derivative Security   2.  Conver-      3. Trans-    4.  Transac-    5. Number of Deriv-
    (Instr. 3)                         sion or         action        tion Code      ative Securities Ac-
                                       Exercise        Date          (Instr. 8)     quired (A) or Dis-
                                       Price of        (Month/                      posed of (D)
                                       Deriv-          Day/                         (Instr. 3, 4, and 5)
                                       ative           Year)         ------------------------------------
                                       Security                      Code     V      (A)         (D)
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
6. Date Exer-          7.  Title and Amount of Under-  8. Price    9.  Number      10. Owner-   11. Na-
   cisable and Ex-         lying Securities               of           of Deriv-       ship         ture
   piration Date           (Instr. 3 and 4)               Deriv-       ative           Form         of In-
  (Month/Day/Year)                                        ative        Secur-          of De-       direct
 ---------------------    ---------------------------     Secur-       ities           rivative     Bene-
  Date         Expira-                   Amount or        ity          Bene-           Secu-        ficial
  Exer-        tion       Title          Number of        (instr.      ficially        rity:        Own-
  cisable      Date                      Shares           5)           Owned           Direct       ership
                                                                       at End          (D) or      (Instr. 4)
                                                                       of              Indi-
                                                                       Month           rect (I)
                                                                      (Instr. 4)      (Instr. 4)
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
==============================================================================================================

Explanation of Responses:

**Intentional  misstatements or omissions of facts  constitute  Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                /s/ Richard P. Freeman              May 6, 1999
                                -----------------------------      -------------
                              **Signature of Reporting Person       Date

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